Exhibit 99.2

NAVIENT REPORTS FIRST-QUARTER 2022 FINANCIAL RESULTS

WILMINGTON, Del., April 26, 2022 — Navient (Nasdaq: NAVI) today released its first-quarter 2022 financial results.

OVERALL RESULTS

•   GAAP net income of $255 million ($1.67 diluted earnings per share).

•   Adjusted Core Earnings(1) diluted earnings per share of $0.90.

•   Core Earnings(1) of $135 million ($0.88 diluted earnings per share).

SIGNIFICANT ITEMS	• First-quarter 2022 GAAP and Core Earnings results included: ○ Regulatory expenses of $1 million ($0 diluted loss per share). ○ Restructuring expenses of $3 million ($0.02 diluted loss per share).

CEO COMMENTARY – “Navient’s results this quarter reflect the continued strength of our franchise and our ability to successfully serve our clients and customers,” said Jack Remondi, president and CEO of Navient. “In a challenging environment, we delivered 21% core earnings return on equity, and continue to simplify and de-risk the business – all while investing in our people, systems and growth businesses.”

FIRST-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $107 million. • FFELP Loan delinquency rate of 13.5%.
CONSUMER LENDING SEGMENT	• Net income of $79 million. • Originated $966 million of Private Education Loans. • Private Education Loan delinquency rate of 4.0% remains below pre-pandemic levels.
BUSINESS PROCESSING SEGMENT	• EBITDA(1) of $19 million. • Revenue of $94 million.
CAPITAL

•   Adjusted tangible equity ratio(1) of 7.0%.

•   Repurchased $115 million of common shares. $885 million common share repurchase authority remains outstanding.

•   Paid $24 million in common stock dividends.

FUNDING & LIQUIDITY	• Issued $952 million in term ABS.
EXPENSES	• Adjusted Core Earnings expenses(1) of $204 million.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 23.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing and asset recovery services for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q22	4Q21	1Q21

Net interest income	$139	$140	$144
Provision for loan losses	—	—	—
Other revenue	29	49	66

Total revenue	168	189	210
Expenses	28	52	63

Pre-tax income	140	137	147

Net income	$107	$108	$112

Segment net interest margin	1.04%	.99%	.97%
FFELP Loans:
FFELP Loan spread	1.11%	1.06%	1.03%
Provision for loan losses	$—	$—	$—
Charge-offs	$7	$7	$6
Charge-off rate	.07%	.06%	.06%
Greater than 30-days delinquency rate	13.5%	10.6%	8.3%
Greater than 90-days delinquency rate	6.4%	4.8%	3.5%
Forbearance rate	12.9%	12.4%	15.5%
Average FFELP Loans	$52,258	$53,960	$58,078
Ending FFELP Loans, net	$51,013	$52,641	$56,873

(Dollars in billions)
Number of accounts serviced for ED (in millions)(1)	—	—	5.6
Total federal loans serviced(1)	$59	$61	$285

(1)	Closed on the novation and transfer of our ED servicing contract to a third party in October 2021. As of March 31, 2022, we serviced $59 billion in FFELP (federally guaranteed) loans.

DISCUSSION OF RESULTS — 1Q22 vs. 1Q21

•	Net income was $107 million compared to $112 million.

•	Net interest income decreased $5 million, primarily due to the natural paydown of the portfolio.

•	Provision for loan losses was unchanged at $0.

○	Charge-offs were $7 million compared with $6 million.

○	Delinquencies greater than 30 days were $5.8 billion compared to $3.8 billion.

○	Forbearances were $6.3 billion compared to $8.5 billion.

•	Other revenue decreased $37 million which was primarily a result of the transfer of the ED servicing contract to a third party in October 2021.

•	Expenses were $35 million lower primarily as a result of the decrease in the other revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q22	4Q21	1Q21

Net interest income	$152	$152	$169
Provision for loan losses	16	5	(87)
Other revenue	3	2	90

Total revenue	139	149	346
Expenses	35	37	41

Pre-tax income	104	112	305

Net income	$79	$89	$234

Segment net interest margin	2.80%	2.76%	2.99%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.97%	2.92%	3.21%
Provision for loan losses	$16	$5	$(87)
Charge-offs	$69	$44	$35
Charge-off rate	1.38%	.87%	.68%
Greater than 30-days delinquency rate	4.0%	3.2%	2.3%
Greater than 90-days delinquency rate	1.6%	1.5%	.9%
Forbearance rate	2.0%	2.6%	3.9%
Average Private Education Loans	$21,157	$21,106	$22,143
Ending Private Education Loans, net	$20,088	$20,171	$19,742
Private Education Refinance Loans:
Charge-offs	$6	$2	$3
Greater than 90-days delinquency rate	.1%	.1%	.1%
Average Private Education Refinance Loans	$10,084	$9,631	$8,604
Ending Private Education Refinance Loans, net	$9,995	$9,791	$7,882
Private Education Refinance Loan originations	$941	$1,366	$1,671

DISCUSSION OF RESULTS — 1Q22 vs. 1Q21

•	Originated $966 million of Private Education Loans compared to $1.7 billion.

•

Net income was $79 million compared to $234 million, a $155 million decrease. Excluding the $1.6 billion of loan sales in first-quarter 2021, net income decreased $9 million from the prior period. The $1.6 billion loan sales resulted in gains on sales of $89 million and the reversal of $102 million of allowance for loan losses through provision.

•

Net interest income decreased $17 million primarily due to the natural paydown of the non-refinance loan portfolio, as well as the $1.6 billion of loan sales in first-quarter 2021. Partially offsetting this decrease was the growth of the Private Education Refinance Loan portfolio.

•

Provision for loan losses increased $103 million. The provision for loan losses in the current period primarily related to loan originations. There has been an improvement in the current and forecasted economic conditions since the prior period, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future. The negative provision of $(87) million in the year-ago quarter was primarily related to the reversal of $102 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans, partially offset by $15 million of provision primarily related to loan originations. The increase in charge-offs and delinquencies detailed below was expected as loans return to repayment after pandemic relief.

○	Charge-offs were $69 million compared with $35 million.

○	Private Education Loan delinquencies greater than 90 days: $314 million, up $133 million from $181 million.

○	Private Education Loan delinquencies greater than 30 days: $810 million, up $350 million from $460 million.

○	Private Education Loan forbearances: $418 million, down $379 million from $797 million.

•

Other revenue decreased $87 million primarily due to $89 million of gains on sales of education loans in connection with the sale of $1.6 billion of Private Education Loans in first-quarter 2021. There were no such sales in the current quarter.

•	Expenses decreased $6 million.

BUSINESS PROCESSING

In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q22	4Q21	1Q21

Revenue from government services	$49	$54	$63
Revenue from healthcare services	45	57	62

Total fee revenue	94	111	125
Expenses	76	90	91

Pre-tax income	18	21	34

Net income	$14	$17	$26

EBITDA(1)	$19	$23	$36
EBITDA margin(1)	20%	20%	29%

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 15 – 23.

DISCUSSION OF RESULTS — 1Q22 vs. 1Q21

•	Net income was $14 million compared to $26 million.

•

Revenue decreased $31 million, or 25%, primarily due to the expected winddown of the pandemic related contracts, which was partially offset by revenue from services we perform for our traditional government and healthcare services clients.

•	EBITDA was $19 million, down $17 million, or 47%. The decrease in EBITDA is primarily the result of the revenue decrease discussed above.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on February 25, 2022).

Navient will host an earnings conference call tomorrow, April 27, 2022, at 8 a.m. ET. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 866-902-5851 (USA and Canada) or dial 213-660-0556 (international) and use access code 1959079 starting at 7:45 a.m. ET.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through May 11, 2022, at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 1959079.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the severity, magnitude and duration of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on loans including prepayments or deferrals in our securitization trusts that could accelerate or delay repayment of the bonds; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2021, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, health care and government. Learn more at navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Nathan Rutledge, 703-984-6801, nathan.rutledge@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED
(In millions, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
GAAP Basis
Net income (loss)(1)	$255	$(11)	$370
Diluted earnings (loss) per common share	$1.67	$(.07)	$2.00
Weighted average shares used to compute diluted earnings per share	153	157	185
Return on assets	1.34%	(.06)%	1.78%

Core Earnings Basis(2)
Net income (loss)(1)(2)	$135	$(67)	$305
Diluted earnings (loss) per common share(2)	$.88	$(.43)	$1.65
Adjusted diluted earnings per common share(2)	$.90	$.78	$1.71
Weighted average shares used to compute diluted earnings per share	153	157	185
Net interest margin, Federal Education Loan segment	1.04%	.99%	.97%
Net interest margin, Consumer Lending segment	2.80%	2.76%	2.99%
Return on assets	.71%	(.33)%	1.46%

Education Loan Portfolio
Ending FFELP Loans, net	$51,013	$52,641	$56,873
Ending Private Education Loans, net	20,088	20,171	19,742

Ending total education loans, net	$71,101	$72,812	$76,615

Average FFELP Loans	$52,258	$53,960	$58,078
Average Private Education Loans	21,157	21,106	22,143

Average total education loans	$73,415	$75,066	$80,221

(1)

Regulatory expenses (which are excluded from Adjusted Core Earnings(2) expenses) for fourth-quarter 2021 include $170 million, on an after-tax basis, related to the resolution of previously disclosed State Attorneys General litigation and investigations. This expense equals $1.08 per share for fourth-quarter 2021.

(2)	Item is a non-GAAP financial measure. For a description and reconciliation, see the section titled “Non-GAAP Financial Measures — Core Earnings” on pages 15 – 23.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				March 31, 2022 vs. December 31, 2021		March 31, 2022 vs. March 31, 2021
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021	$	%	$	%
Interest income:
FFELP Loans	$349	$359	$373	$(10)	(3)%	$(24)	(6)%
Private Education Loans	276	276	319	—	—	(43)	(13)
Cash and investments	1	1	—	—	—	1	100

Total interest income	626	636	692	(10)	(2)	(66)	(10)
Total interest expense	289	322	329	(33)	(10)	(40)	(12)

Net interest income	337	314	363	23	7	(26)	(7)
Less: provisions for loan losses	16	5	(87)	11	220	103	(118)

Net interest income after provisions for loan losses	321	309	450	12	4	(129)	(29)
Other income (loss):
Servicing revenue	18	18	53	—	—	(35)	(66)
Asset recovery and business processing revenue	97	123	139	(26)	(21)	(42)	(30)
Other income (loss)	10	22	—	(12)	(55)	10	100
Gains on sales of loans	—	—	76	—	—	(76)	(100)
Losses on debt repurchases	—	(41)	—	41	(100)	—	—
Gains (losses) on derivative and hedging activities, net	98	43	36	55	128	62	172

Total other income (loss)	223	165	304	58	35	(81)	(27)
Expenses: Operating expenses	205	448	259	(243)	(54)	(54)	(21)
Goodwill and acquired intangible asset impairment and amortization expense	4	16	5	(12)	(75)	(1)	(20)
Restructuring/other reorganization expenses	3	18	6	(15)	(83)	(3)	(50)

Total expenses	212	482	270	(270)	(56)	(58)	(21)

Income (loss) before income tax expense	332	(8)	484	340	(4,250)	(152)	(31)
Income tax expense (benefit)	77	3	114	74	2,467	(37)	(32)

Net income (loss)	$255	$(11)	$370	$266	(2,418)%	$(115)	(31)%

Basic earnings (loss) per common share	$1.69	$(.07)	$2.02	$1.76	(2,514)%	$(.33)	(16)%

Diluted earnings (loss) per common share	$1.67	$(.07)	$2.00	$1.74	(2,486)%	$(.33)	(17)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Assets
FFELP Loans (net of allowance for losses of $255, $262 and $282 respectively)	$51,013	$52,641	$56,873
Private Education Loans (net of allowance for losses of $964, $1,009 and $992, respectively)	20,088	20,171	19,742
Investments	210	267	303
Cash and cash equivalents	708	905	1,497
Restricted cash and cash equivalents	2,506	2,673	2,605
Goodwill and acquired intangible assets, net	722	725	731
Other assets	2,911	3,223	3,206

Total assets	$78,158	$80,605	$84,957

Liabilities
Short-term borrowings	$3,802	$2,490	$5,684
Long-term borrowings	70,825	74,488	75,674
Other liabilities	701	1,019	862

Total liabilities	75,328	77,997	82,220

Commitments and contingencies
Equity
Series A Junior Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 461 million, 459 million and 457 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,302	3,282	3,255
Accumulated other comprehensive loss, net of tax benefit	(19)	(133)	(226)
Retained earnings	4,167	3,939	3,670

Total Navient Corporation stockholders’ equity before treasury stock	7,454	7,092	6,703
Less: Common stock held in treasury: 312 million, 305 million and 278 million shares, respectively	(4,630)	(4,495)	(3,980)

Total Navient Corporation stockholders’ equity	2,824	2,597	2,723
Noncontrolling interest	6	11	14

Total equity	2,830	2,608	2,737

Total liabilities and equity	$78,158	$80,605	$84,957

COMPARISON OF 2022 RESULTS WITH 2021

Three Months Ended March 31, 2022 Compared with Three Months Ended March 31, 2021

For the three months ended March 31, 2022, net income was $255 million, or $1.67 diluted earnings per common share, compared with net income of $370 million, or $2.00 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $26 million, primarily as a result of the continued natural paydown of the FFELP and non-refinance Private Education Loan portfolios, as well as the $1.6 billion of Private Education Loans sales in first-quarter 2021. Partially offsetting this decrease was the growth in the Private Education Refinance Loan portfolio.

•	Provisions for loan losses increased $103 million from $(87) million to $16 million:

○	The provision for FFELP loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $103 million from $(87) million to $16 million.

The provision for loan losses in the current period primarily related to loan originations. There has been an improvement in the current and forecasted economic conditions since the prior period, but such improvement has not mitigated the uncertainty related to the potential negative impact on the portfolio from the end of various payment relief and stimulus benefits recently and in the future. The negative provision of $(87) million in the year-ago quarter was primarily related to the reversal of $102 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans discussed below, partially offset by $15 million of provision primarily related to loan originations.

•

Servicing revenue decreased $35 million primarily related to the transfer of the servicing contract for 5.6 million ED owned student loan accounts from Navient to a third party on October 6, 2021. As a result, Navient no longer is a party to the ED servicing contract. To aid in the transition, Navient will provide certain services in 2022 to the third party through a transition services agreement (see discussion below related to “Other income”).

•

Asset recovery and business processing revenue decreased $42 million primarily as a result of a $31 million decrease in revenue earned in our Business Processing segment, primarily due to the expected winddown of the pandemic related contracts providing unemployment benefits, contact tracing and vaccine administration services, which was partially offset by revenue from services we perform for our traditional government and healthcare services clients.

•	Other income increased $10 million primarily related to the transition services being performed in connection with the transfer of the ED servicing contract to a third party, as discussed above.

•

Gains on sales of loans decreased $76 million in connection with the sale of approximately $1.6 billion of Private Education Loans in first-quarter 2021. There was a $13 million gain related to derivatives that were used to hedge this transaction that did not qualify for hedge accounting. As a result, this gain related to the derivatives was included as a part of “gains (losses) on derivative and hedging activities, net” on the income statement. There were no such sales in the current quarter.

•

Net gains on derivative and hedging activities increased $62 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which impact the valuations of derivative instruments including Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $1 million and $8 million in the first quarters of 2022 and 2021, respectively, operating expenses were $204 million and $251 million in the first quarters of 2022 and 2021, respectively. This $47 million decrease was primarily related to no longer being a party to the ED servicing contract as well as the decline in Business Processing segment revenue.

•

During the three months ended March 31, 2022 and 2021, respectively, the Company incurred $3 million and $6 million, respectively, of restructuring/other reorganization expenses in connection with an effort to reduce costs and improve operating efficiency.

We repurchased 6.2 million and 8.2 million shares of our common stock during the first quarters of 2022 and 2021, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 32 million common shares (or 17%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	March 31, 2022		December 31, 2021		March 31, 2021
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$377		$361		$457
Loans in forbearance(2)	418		535		797
Loans in repayment and percentage of each status:
Loans current	19,447	96.0%	19,634	96.8%	19,020	97.7%
Loans delinquent 31-60 days(3)	290	1.4	222	1.1	179	.9
Loans delinquent 61-90 days(3)	206	1.0	131	.6	100	.5
Loans delinquent greater than 90 days(3)	314	1.6	297	1.5	181	.9

Total Private Education Loans in repayment	20,257	100%	20,284	100%	19,480	100%

Total Private Education Loans	21,052		21,180		20,734
Private Education Loan allowance for losses	(964)		(1,009)		(992)

Private Education Loans, net	$20,088		$20,171		$19,742

Percentage of Private Education Loans in repayment		96.2%		95.8%		94.0%

Delinquencies as a percentage of Private Education Loans in repayment		4.0%		3.2%		2.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.0%		2.6%		3.9%

Cosigner rate(4)		34%		35%		40%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for first-quarter 2022, fourth-quarter 2021 and first-quarter 2021.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	March 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	16	16
Charge-offs(1)	(7)	(69)	(76)
Decrease in expected future recoveries on charged-off loans(2)	—	8	8

Allowance at end of period	255	964	1,219
Plus: expected future recoveries on charged off loans(2)	—	321	321

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$255	$1,285	$1,540

Net charge-offs as a percentage of average loans in repayment (annualized)	.07%	1.38%
Allowance coverage of charge-offs (annualized) (3)	8.8	4.6
Allowance as a percentage of the ending total loan balance(3)	.5%	6.1%
Allowance as a percentage of ending loans in repayment(3)	.6%	6.3%
Ending total loans	$51,268	$21,052
Average loans in repayment	$43,125	$20,387
Ending loans in repayment	$42,724	$20,257

	QUARTER ENDED
	December 31, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$269	$980	$1,249
Total provision	—	5	5
Charge-offs(1)	(7)	(44)	(51)
Decrease in expected future recoveries on charged-off loans(2)	—	68	68

Allowance at end of period	262	1,009	1,271
Plus: expected future recoveries on charged off loans(2)	—	329	329

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$262	$1,338	$1,600

Net charge-offs as a percentage of average loans in repayment (annualized)	.06%	.87%
Allowance coverage of charge-offs (annualized)(3)	9.2	7.7
Allowance as a percentage of the ending total loan balance(3)	.5%	6.3%
Allowance as a percentage of ending loans in repayment(3)	.6%	6.6%
Ending total loans	$52,903	$21,180
Average loans in repayment	$44,567	$20,168
Ending loans in repayment	$44,390	$20,284

	QUARTER ENDED
	March 31, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(4)	—	(102)	(102)
Remaining provision	—	15	15

Total provision	—	(87)	(87)
Charge-offs(1)	(6)	(35)	(41)
Decrease in expected future recoveries on charged-off loans(2)	—	25	25

Allowance at end of period	282	992	1,274
Plus: expected future recoveries on charged off loans(2)	—	454	454

Allowance at end of period excluding expected future recoveries on charged-off loans(3)	$282	$1,446	$1,728

Net charge-offs as a percentage of average loans in repayment (annualized)	.06%	.68%
Allowance coverage of charge-offs (annualized)(3)	10.7	10.2
Allowance as a percentage of the ending total loan balance(3)	.5%	7.0%
Allowance as a percentage of ending loans in repayment(3)	.6%	7.4%
Ending total loans	$57,155	$20,734
Average loans in repayment	$47,044	$20,883
Ending loans in repayment	$45,922	$19,480

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, at the time of charge-off, the expected recovery amount is transferred from the education loan balance to the allowance for loan loss and is referred to as the “expected future recoveries on charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

At the end of each month, for loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this as the expected future recoveries on charged-off loans. If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the expected future recoveries on charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on charged-off loans:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Beginning of period expected recoveries	$329	$397	$479
Expected future recoveries of current period defaults	12	6	5
Recoveries	(15)	(18)	(25)
Charge-offs	(5)	(6)	(5)
Reduction in expected recoveries related to regulatory settlement(5)	—	(50)	—

End of period expected recoveries	$321	$329	$454

Change in balance during period	$(8)	$(68)	$(25)

(3)	The allowance used for these metrics excludes the expected future recoveries on charged-off loans to better reflect the current expected credit losses remaining in the portfolio.

(4)	In connection with the sale of approximately $1.6 billion of Private Education Loans in first-quarter 2021.

(5)	Related to the resolution of previously disclosed State Attorneys General litigation and investigations.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.0 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $6.1 billion of senior unsecured notes that mature in the long term (from 2023 to 2043 with 81% maturing by 2029), through a number of sources. These sources primarily are our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which are done through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 6.2 million shares of common stock for $115 million in the first quarter of 2022 and have $885 million of unused share repurchase authority as of March 31, 2022.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Ending balances:
Total unrestricted cash and liquid investments	$708	$905	$1,497
Unencumbered FFELP Loans	222	124	259
Unencumbered Private Education Refinance Loans	232	383	936

Total	$1,162	$1,412	$2,692

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Average balances:
Total unrestricted cash and liquid investments	$874	$1,339	$1,198
Unencumbered FFELP Loans	177	119	276
Unencumbered Private Education Refinance Loans	343	565	752

Total	$1,394	$2,023	$2,226

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2022 to April 2024.

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Ending balances:
FFELP Loan ABCP facilities	$352	$546	$826
Private Education Loan ABCP facilities	2,137	2,235	2,844

Total	$2,489	$2,781	$3,670

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Average balances:
FFELP Loan ABCP facilities	$382	$441	$656
Private Education Loan ABCP facilities	2,239	2,419	2,420

Total	$2,621	$2,860	$3,076

At March 31, 2022, we had a total of $4.0 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $2.1 billion of our unencumbered tangible assets of which $1.9 billion and $222 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of March 31, 2022, we had $5.7 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.5 billion outstanding as of March 31, 2022. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	March 31, 2022	December 31, 2021	March 31, 2021
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.8	$3.8	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.9	1.7	2.0
Tangible unencumbered assets(1)	4.0	4.5	6.1
Senior unsecured debt	(7.0)	(7.0)	(8.8)
Mark-to-market on unsecured hedged debt(2)	(.1)	(.3)	(.5)
Other liabilities, net	(.5)	(.8)	(.6)

Total Tangible Equity(1)	$2.1	$1.9	$2.0

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(2)

At March 31, 2022, December 31, 2021 and March 31, 2021, there were $35 million, $324 million and $437 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings (as well as Adjusted Core Earnings), (2) Adjusted Tangible Equity Ratio and (3) EBITDA for the Business Processing segment.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED MARCH 31, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$334	$276	$—	$—	$610	$19	$(4)	$15	$625
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	334	277	—	—	611	19	(4)	15	626
Total interest expense	195	125	—	15	335	—	(46)	(46)	289

Net interest income (loss)	139	152	—	(15)	276	19	42	61	337
Less: provisions for loan losses	—	16	—	—	16	—	—	—	16

Net interest income (loss) after provisions for loan losses	139	136	—	(15)	260	19	42	61	321
Other income (loss):
Servicing revenue	15	3	—	—	18	—	—	—	18
Asset recovery and business processing revenue	3	—	94	—	97	—	—	—	97
Other income (loss)	11	—	—	(1)	10	(19)	117	98	108

Total other income (loss)	29	3	94	(1)	125	(19)	117	98	223
Expenses:
Direct operating expenses	28	35	76	—	139	—	—	—	139
Unallocated shared services expenses	—	—	—	66	66	—	—	—	66

Operating expenses	28	35	76	66	205	—	—	—	205
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	4	4	4
Restructuring/other reorganization expenses	—	—	—	3	3	—	—	—	3

Total expenses	28	35	76	69	208	—	4	4	212

Income (loss) before income tax expense (benefit)	140	104	18	(85)	177	—	155	155	332
Income tax expense (benefit)(2)	33	25	4	(20)	42	—	35	35	77

Net income (loss)	$107	$79	$14	$(65)	$135	$—	$120	$120	$255

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$61	$—	$61
Total other income (loss)	98	—	98
Goodwill and acquired intangible asset impairment and amortization	—	4	4

Total Core Earnings adjustments to GAAP	$159	$(4)	155

Income tax expense (benefit)			35

Net income (loss)			$120

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$343	$276	$—	$—	$619	$25	$(9)	$16	$635
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	343	277	—	—	620	25	(9)	16	636
Total interest expense	203	125	—	20	348	(2)	(24)	(26)	322

Net interest income (loss)	140	152	—	(20)	272	27	15	42	314
Less: provisions for loan losses	—	5	—	—	5	—	—	—	5

Net interest income (loss) after provisions for loan losses	140	147	—	(20)	267	27	15	42	309
Other income (loss):
Servicing revenue	16	2	—	—	18	—	—	—	18
Asset recovery and business processing revenue	12	—	111	—	123	—	—	—	123
Other income (loss)	21	—	—	1	22	(27)	70	43	65
Losses on debt repurchases	—	—	—	(41)	(41)	—	—	—	(41)

Total other income (loss)	49	2	111	(40)	122	(27)	70	43	165
Expenses:
Direct operating expenses	52	37	90	—	179	—	—	—	179
Unallocated shared services expenses	—	—	—	269	269	—	—	—	269

Operating expenses	52	37	90	269	448	—	—	—	448
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	16	16	16
Restructuring/other reorganization expenses	—	—	—	18	18	—	—	—	18

Total expenses	52	37	90	287	466	—	16	16	482

Income (loss) before income tax expense (benefit)	137	112	21	(347)	(77)	—	69	69	(8)
Income tax expense (benefit)(2)	29	23	4	(66)	(10)	—	13	13	3

Net income (loss)	$108	$89	$17	$(281)	$(67)	$—	$56	$56	$(11)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$42	$—	$42
Total other income (loss)	43	—	43
Goodwill and acquired intangible asset impairment and amortization	—	16	16

Total Core Earnings adjustments to GAAP	$85	$(16)	69

Income tax expense (benefit)			13

Net income (loss)			$56

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$359	$319	$—	$—	$678	$23	$(9)	$14	$692
Cash and investments	—	—	—	—	—	—	—	—	—

Total interest income	359	319	—	—	678	23	(9)	14	692
Total interest expense	215	150	—	18	383	(1)	(53)	(54)	329

Net interest income (loss)	144	169	—	(18)	295	24	44	68	363
Less: provisions for loan losses	—	(87)	—	—	(87)	—	—	—	(87)

Net interest income (loss) after provisions for loan losses	144	256	—	(18)	382	24	44	68	450
Other income (loss):
Servicing revenue	52	1	—	—	53	—	—	—	53
Asset recovery and business processing revenue	14	—	125	—	139	—	—	—	139
Other income (loss)	—	—	—	—	—	(11)	47	36	36
Gains on sales of loans	—	89	—	—	89	(13)	—	(13)	76

Total other income (loss)	66	90	125	—	281	(24)	47	23	304
Expenses:
Direct operating expenses	63	41	91	—	195	—	—	—	195
Unallocated shared services expenses	—	—	—	64	64	—	—	—	64

Operating expenses	63	41	91	64	259	—	—	—	259
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	5	5	5
Restructuring/other reorganization expenses	—	—	—	6	6	—	—	—	6

Total expenses	63	41	91	70	265	—	5	5	270

Income (loss) before income tax expense (benefit)	147	305	34	(88)	398	—	86	86	484
Income tax expense (benefit)(2)	35	71	8	(21)	93	—	21	21	114

Net income (loss)	$112	$234	$26	$(67)	$305	$—	$65	$65	$370

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$68	$—	$68
Total other income (loss)	23	—	23
Goodwill and acquired intangible asset impairment and amortization	—	5	5

Total Core Earnings adjustments to GAAP	$91	$(5)	86

Income tax expense (benefit)			21

Net income (loss)			$65

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Core Earnings net income	$135	$(67)	$305
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	159	85	91
Net impact of goodwill and acquired intangible assets	(4)	(16)	(5)
Net tax effect	(35)	(13)	(21)

Total Core Earnings adjustments to GAAP	120	56	65

GAAP net income (loss)	$255	$(11)	$370

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$98	$43	$36
Plus: Gains (losses) on fair value hedging activity included in interest expense	41	17	45

Total gains (losses)	139	60	81
Plus: Settlements on derivative and hedging activities, net(1)	19	27	11

Mark-to market gains (losses) on derivative and hedging activities, net(2)	158	87	92
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(4)	(9)	(9)
Other derivative accounting adjustments(3)	5	7	8

Total net impact of derivative accounting	$159	$85	$91

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(19)	$(25)	$(23)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	—	(2)	(1)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	13

Total reclassifications of settlements on derivative and hedging activities	$(19)	$(27)	$(11)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Floor Income Contracts	$55	$52	$37
Basis swaps	2	3	4
Foreign currency hedges	16	1	30
Other	85	31	21

Total mark-to-market gains (losses) on derivative and hedging activities, net	$158	$87	$92

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for Core Earnings and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of March 31, 2022, derivative accounting has decreased GAAP equity by approximately $63 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Beginning impact of derivative accounting on GAAP equity	$(299)	$(417)	$(616)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	236	118	117

Ending impact of derivative accounting on GAAP equity	$(63)	$(299)	$(499)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Total pre-tax net impact of derivative accounting recognized in net income(a)	$159	$85	$91
Tax impact of derivative accounting adjustment recognized in net income	(37)	(22)	(22)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	114	55	48

Net impact of net mark-to-market gains (losses) under derivative accounting	$236	$118	$117

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cashflow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Total hedged Floor Income, net of tax(1)(2)	$289	$325	$364

(1)  $377 million, $422 million and $476 million on a pre-tax basis as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

(2)  Of the $289 million as of March 31, 2022, approximately $94 million, $98 million, $39 million and $21 million will be recognized as part of Core Earnings net income in the remainder of 2022, 2023, 2024 and 2025, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Core Earnings goodwill and acquired intangible asset adjustments	$(4)	$(16)	$(5)

Adjusted Core Earnings

Adjusted Core Earnings net income and Adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as it is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these expenses which are excluded:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Restructuring/other reorganization expenses	$3	$18	$6
Regulatory-related expenses(1)	1	211	8

Total	$4	$229	$14

(1)	Fourth-quarter 2021 includes $205 million related to the resolution of previously disclosed State Attorneys General litigation and investigations.

2. Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Navient Corporation’s stockholders’ equity	$2,824	$2,597	$2,723
Less: Goodwill and acquired intangible assets	722	725	731

Tangible Equity	2,102	1,872	1,992
Less: Equity held for FFELP Loans	255	263	284

Adjusted Tangible Equity	$1,847	$1,609	$1,708

Divided by:
Total assets	$78,158	$80,605	$84,957
Less:
Goodwill and acquired intangible assets	722	725	731
FFELP Loans	51,013	52,641	56,873

Adjusted tangible assets	$26,423	$27,239	$27,353

Adjusted Tangible Equity Ratio(1)	7.0%	5.9%	6.2%

(1)

The following provides the Adjusted Tangible Equity Ratio on a pro forma basis assuming the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Adjusted Tangible Equity (from above table)	$1,847	$1,609	$1,708
Plus: Ending impact of derivative accounting on GAAP equity (see page 21)	63	299	499

Pro forma Adjusted Tangible Equity	$1,910	$1,908	$2,207

Divided by: Adjusted tangible assets (from above table)	$26,423	$27,239	$27,353

Pro forma Adjusted Tangible Equity Ratio	7.2%	7.0%	8.1%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Core Earnings pre-tax income	$18	$21	$34
Plus:
Depreciation and amortization expense(1)	1	2	2

EBITDA	$19	$23	$36

Divided by:
Total revenue	$94	$111	$125

EBITDA margin	20%	20%	29%

(1)	There is no interest expense in this segment.